Exhibit 99.1

Dear Shareholders:

As we close out 2006 and look forward to 2007, I want to take this opportunity to update you, our shareholders, on the significant progress Ambient Corporation has made over the course of the last year.

This past year has been both productive and rewarding for Ambient. As we started off 2006, we were negotiating with Duke Energy to advance to a limited field trial. We had already announced a limited trial with San Diego Gas & Electric in 2005, but both relationships were just beginning to build momentum. The success and momentum realized throughout 2006 were the result of these seemingly small steps taken in 2005. This past year’s more significant momentum however, sets a solid foundation for an even more eventful 2007 and beyond.

As we look to this New Year, we can now boast expanding relationships with both Duke Energy and San Diego Gas & Electric. Additionally, we have added to our strategic relationships two additional large North American utilities: Entergy Corporation and First Energy Service Company.

Consolidated Edison remains our largest shareholder and has been an important partner throughout our development phase. We continue to work with Consolidated Edison on various projects.

With the Federal Communications Commission (FCC) confirming their support for BPL in general, and granting certification to Ambient’s Broadband over Power Lines (BPL) equipment, Ambient is now able to market, sell and install our products to utilities throughout the fifty states.

This past year’s results demonstrates our ability to grow and strengthen our strategic utility relations, continue to advance BPL technology for the access market – what we strongly believe to be the key to BPL’s widespread adoption, advance to commercial deployment and add the strategic and commercial relationships necessary to assure our ability to meet future projected market growth.

2006 HIGHLIGHTS:

Utility Relationships

In January, we entered into the second phase of our ongoing relationship with Duke Energy, one of the largest investor owned utilities (IOU) in the United States, initiating a pilot program of our BPL technologies to over 500 homes. In connection with this pilot, we generated approximately $508,000 in revenue from the sale of BPL equipment and services to Duke.

During September, our relationship with Duke entered the third phase, an expanded commercial deployment, where we were contracted to build BPL connectivity to approximately 6,000 homes in the Charlotte area. In connection with this deployment, we received a purchase order for BPL equipment in the aggregate amount of approximately $3.5 million, which we are in the process of fulfilling with completion planned by the end of February 2007.

Later in the year, we extended our agreement with San Diego Gas and Electric (SDG&E). SDG&E is a regulated public utility company with 1.3 million electric customers. Ambient was the first vendor selected by SDG&E for a BPL trial that began in July 2005. In accordance with the extended agreement, SDG&E has deployed our FCC-certified BPL Nodes and the latest version of our internally developed Network Management Software (NMS).

Expanding our utility relationships, the Company recently launched a pilot program with Entergy Corporation, an integrated energy company with 2.7 million electric customers in Arkansas, Louisiana, Mississippi and Texas. Ambient will support Entergy in the design, management and maintenance of its BPL pilot in Little Rock, Arkansas. Ambient will be looking for ways to help Entergy use BPL technology to improve its core utility services.

The Company also entered into an initial deployment agreement with Akron, Ohio based First Energy Service Company for a pilot of several hundred homes on its Ohio electric power distribution grid. Ambient has developed a network design for the deployment area and will provide all equipment used in the deployment, as well as engineering support and technical services to assist the utility as needed. The network will utilize Ambient’s NMS, a carrier-class solution for configuring and monitoring all elements and capabilities of our BPL product suite. The agreement also provides the framework for the negotiation and development of a commercial deployment agreement.

During the first quarter 2006, we also progressed to the grid management phase in our Westchester, NY deployment, amending our agreement with Consolidated Edison of New York and initiating the work with New York State Energy Research and Development Authority (NYSERDA), a public benefit corporation which oversees many phases of research and development efforts of New York’s energy programs.

Expanding Opportunities

We recorded approximately $725,000 in revenue during the first quarter of 2006, surpassing by far any previous quarter since inception.

In May, we announced the availability of our X2 BPL Access Node, representing our second generation of communication products. Additionally, we closed on a $10 million funding, which allowed us the opportunity to continue to develop both our product and strategic relationships.

Continuing our progress in positioning our company as an industry leader, September proved to be a very important month for us, as our X2 BPL Access Node became the first high-speed BPL equipment to receive certification by the FCC. The FCC certification effectively allows us to market, sell and install our latest generation of communication products opening up additional commercial opportunities.

The United Power Line Council’s annual conference was held in Charlotte, N.C. where we showcased our entire product line and acted as host for a tour of our deployed equipment on the Duke Energy grid.

Additionally, in the fourth quarter, we obtained a global supply-chain partner in CTS Corporation, a New York Stock Exchange (NYSE: CTS) company with multi-national and multi-plant capabilities and a leading provider of electronic manufacturing services. The Memorandum of Understanding (MOU) entered into with CTS allows for volume production of our X2 Node, necessary to meet anticipated increase in marketplace demands. CTS will provide full turnkey electronics manufacturing solutions (EMS) and services, including PCB assembly, box build integration and direct-ship logistics, initially from its New Hampshire facility.

Patent Management Strategy

Our Global Patent Management and Intellectual Property Rights (IPR) strategies continue to expand. In December, Ambient was granted our fifth and sixth patents issued in 2006. Today Ambient was issued our 1st patent of 2007, bringing our U.S. patent portfolio to fourteen internally developed patents covering more than 187 claims allowed in the BPL industry. Ambient’s BPL-related patents, dating back to 1999, encompass such areas as data couplers on medium voltage power lines, coupler enhancements, data coupler usage, coupler placement in buildings, coupler construction and solutions to overcoming challenges of high voltage stress and high current.

Strategic Relationships

We continue to work closely with our partner, Design of Systems on Silicon S.A. (DS2), the leading supplier of silicon and software for BPL products, to enhance their products for the North American access market. EarthLink, the nation’s next generation Internet service provider with over five million subscribers, continues to work with us in several of our deployments to evaluate market services on the consumer or end-user side. This includes such services as VoIP and high-speed Internet connectivity. We continue to work with all of our strategic relationships to develop, market and deploy our BPL products.

Board of Directors

The Board of Directors was strengthened in October with the addition of a financial expert, Mr. Thomas Higgins. Mr. Higgins, who also serves as Senior Vice President for Finance and Chief Financial Officer of the College Board, brings vast financial experience to Ambient. Mr. Higgins is a member of the American Institute of CPAs as well as the New Jersey and New York State Society of CPAs. Mr. Higgins was also appointed the Chairman of our Audit Committee.

FCC Actions

Of great importance to both Ambient and the BPL industry were two FCC actions in the second half of this year. In August, the FCC affirmed its rules for Access BPL systems set forth in October of 2004. In its Memorandum Opinion and Order, the FCC’s action generally affirmed its rules for Access Broadband over Power Line (Access BPL) systems, which helps in eliminating the regulatory uncertainty created by the various requests for reconsideration.

In November, the FCC ruled Broadband over Power Line-enabled Internet access service to be an information service. This ruling places BPL-enabled Internet access service in the same regulatory category with other broadband services such as cable and DSL services and will promote fair competition among the broadband services available to consumers today.

Important Publications

Two publications have garnered much notice in the industry with two key figures in the BPL world publicly stating their enthusiasm for the potential of BPL. Recently The New York Times published excerpts of an interview with James E. Rogers, CEO of Duke Energy, titled “How to Untangle The Power Grid, Digitally.” Mr. Rogers stated that BPL “could increase [their] ability to detect faults in their system.” Mr. Rogers also stated that the goal of Duke using BPL is to create a smarter grid.

In the most recent United Telecom Council’s UTC Journal Ms. Judith Warrick, senior advisor at Morgan Stanley, was also recently published in an article titled “BPL Can Change The World”. As Ms. Warrick has been in the electric industry since 1971 and is well respected, we feel that her statement: “What can be accomplished with BPL is a whole new set of options, of power, of energy efficiency and control, of choices and smart grids, of solutions to the energy problems that are central to all of civilization’s problems” is a great way to sum up the potential of BPL technology as we close out 2006.

In closing, I want to share with you my excitement about the developments of Ambient during 2006. We are now in an intense period of activity in our company's life as we carve out our place in the world's enormous, and growing, broadband services industry.

I personally would like to thank each of you for your continued interest and support of our company, as we all look forward to an even more productive 2007. On behalf of the entire Ambient team, may you and your families have a healthy and prosperous New Year!

With best regards,

John J. Joyce

President and CEO

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This letter contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections about our business and our industry, and that reflect our beliefs and assumptions based upon information available to us at the date of this letter. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to changes in: economic conditions generally and the broadband over power lines (“BPL”) market specifically, changes in technology, legislative or regulatory changes that affect us, the availability of working capital, changes in costs and the availability of goods and services, the introduction of competing products, changes in our operating strategy or development plans, our ability to attract and retain qualified personnel, and changes in our acquisition and capital expenditure plans, and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1 of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.